UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  September 22, 2014

Urologix, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-28414	41-1697237
(Commission File Number)	(I.R.S. Employer Identification No.)

14405 21st Avenue North Minneapolis, MN	55447
(Address Of Principal Executive Offices)	(Zip Code)

(763) 475-1400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and 6 through 9 are not applicable and are therefore omitted.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

FY 2015 Executive Compensation – Base Salaries and 2015 Incentive Plan

Base Salary & Target Bonus Percentage

On September 22, 2014, the Compensation Committee of the Board of Directors (the “Committee”) of Urologix, Inc. (the “Company”) recommended, and the Board of Directors approved, annual target compensation amounts for Gregory J. Fluet, the Company’s Chief Executive Officer, and Lisa A. Ackermann, the Company’s Executive Vice President, Sales and Marketing (collectively, the “Executives”). Annual target compensation for each of the Executives consists of a base salary and a target bonus percentage for fiscal year 2015.

The Committee and the Board approved no changes for fiscal year 2015 in the base salaries for each of the Executives. Accordingly, the base salaries for the Executives will remain the same as for fiscal year 2014 as follows: Mr Fluet, $200,000 and Ms. Ackermann, $210,000. The Committee also recommended and the Board also approved no changes to fiscal year 2015 in target bonus percentages of their respective base salaries for each of the Executives. Accordingly, the target bonus percentages for fiscal year 2015 will be as follows: Mr. Fluet, 50.0% and Ms. Ackermann, 38.1%.

The actual compensation to the Executives in respect of fiscal year 2015 will depend upon achievement under the fiscal year 2015 incentive plans described below.

Fiscal Year 2015 Incentive Compensation Plans

On September 22, 2014, the Committee recommended and the Board of Directors adopted the FY 2015 Corporate Bonus Plan (the “2015 Bonus Plan”). The 2015 Bonus Plan consists of a mix of equity awards and cash awards. Under the 2015 Bonus Plan, 60% of the target bonus potential will be paid in performance share grants and 40% of the target bonus potential will be paid in cash.

Regarding the performance share grants, the Executives may be eligible to receive a bonus in the form of the Company’s common stock (the “Performance Shares”). 50% of the Performance Shares are earned if revenue of the Company meets or exceeds the target level in fiscal year 2015. 50% of the Performance Shares are earned based upon achievement of specific levels of cash generated from operations in fiscal year 2015. The Performance Shares will be issued as performance stock under the Company’s 2012 Stock Incentive Plan (the “2012 Plan”). In accordance with its authority under the 2012 Plan, the Committee determined that in the event of a Change in Control (as defined under the 2012 Plan), the shares issuable to participants under the 2015 Bonus Plan will accelerate and be issued at the target level at the time of a Change in Control notwithstanding that such shares may at the time of such Change in Control be subject to performance criteria for which the performance period has not expired.

The cash portion of the 2015 Bonus Plan is earned if the Company exceeds the target revenue level for fiscal year 2015. The cash portion of the bonus is paid on a sliding scale above the target revenue level. Each Executive’s respective cash bonus is capped at 150% of the Executive’s respective target cash bonus potential under the 2015 Bonus Plan.

The Committee also recommended and the Board of Directors approved a separate Strategic Objective Bonus for FY2015 (the “Strategic Bonus Plan”). Under the Strategic Bonus Plan, the Company’s Chief Executive Officer, Mr. Fluet, is eligible to receive a cash bonus in fiscal year 2015 of up to $30,000 for completion of different operational objectives of the Company established by management and approved by the Board of Directors. This cash bonus is in addition to Mr. Fluet’s participation in the 2015 Bonus Plan.

Bonuses under the 2015 Bonus Plan and Strategic Bonus Plan will be paid following the Committee’s determinations after the end of the fiscal year with respect to those participants in each plan who continue to be employed at the time of such determination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 25, 2014	UROLOGIX, INC.

	By:	/s/ Gregory J. Fluet
Gregory J. Fluet Chief Executive Officer